EXHIBIT 99(b)

News Release

Contact:	Media: Catherine Markson (509) 495-2916 catherine.markson@avistacorp.com Investors: Angela Teed (509) 495-2930 angela.teed@avistacorp.com

FOR IMMEDIATE RELEASE:
June 18, 2002

WUTC Approves Settlement on Avista’s Washington Electric Rate Case
Order concludes general rate case; establishes an
energy recovery mechanism and adds no additional increase in electric prices

Spokane, Wash.: The Washington Utilities and Transportation Commission (WUTC) today approved as filed the all-party settlement agreement providing early resolution of all remaining issues in Avista Corp’s (NYSE: AVA) general rate case to become effective on July 1, 2002.

     “This order provides a platform on which we can rebuild our financial strength by resolving the uncertainty of power cost recovery while still offering our customers some of the lowest residential electric rates in the country,” said Gary G. Ely, Avista Corp. board chairman, president and chief executive officer. “We applaud the effort and hard work by those involved in reaching this settlement that resolves many of the challenging financial issues facing our company and our customers during this trying time for our industry.”

     Under the WUTC order, there will be no further incremental price increase to Avista’s Washington electric customers. Avista’s previous price increases, which have totaled 31.2 percent since October 2001, will be restructured to provide recovery of the company’s ongoing costs of providing service to customers and to continue recovery of deferred power costs. The first 19.3 percent of the prior price increase will contribute to earnings, reflecting resolution of the company’s general rate increase request, including recovery of costs associated with placing new generating plants into service. The remaining 11.9 percent will be used to continue to recover allowable deferred power costs over a period projected to extend through 2007.

     Included in the issues resolved by the WUTC order is the establishment of an energy recovery mechanism (ERM), similar to the power cost adjustment mechanism Avista already has in place in Idaho. The ERM will allow Avista to adjust electric rates up or down over time to reflect changes in power supply-related costs.

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page 2 WUTC Approves Settlement on Avista’s Washington Electric Rate Case

     Under the ERM, Avista will absorb or benefit from the first $9 million annually of energy cost differences above or below the amount included in base retail rates. Ninety percent of the energy cost differences exceeding the initial $9 million will be deferred for later rebate or surcharge to customers.

     In order to lessen the impact of the prior rate increase on customers, Avista has agreed to contribute $150,000 annually to Project Share—an emergency energy assistance fund—until the electric deferral balance reaches zero. Among other measures, the company will also extend the winter low-income payment program and continue to build additional customer awareness of Project Share and the company’s Customer Assistance Referral and Education Service (CARES) program.

     The settlement was reached with Avista, the staff of the WUTC, the Public Counsel Section of the Washington Attorney General’s Office and the Industrial Customers of Northwest Utilities. It provides early resolution to all issues related to Avista’s Washington general electric rate case, which the company filed in December 2001.

     Approximately 67 percent of the company’s annual electric revenues are derived from eastern Washington where the company serves 210,000 electric customers.

     Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista’s non-regulated affiliates include Avista Advantage, Avista Labs and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA” and its Internet address is www.avistacorp.com

     Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

     This news release contains forward-looking statements regarding the company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2001, and Form 10-Q for the quarter ended March 31, 2002.

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